Filed pursuant to Rule 424(b)(3)

Registration No. 333- 218297

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated July 18, 2017 and Prospectus dated July 17, 2017)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

This sticker supplement is being filed by Intellipharmaceutics International Inc. to terminate the continuous offering by us under the prospectus supplement dated July 18, 2017 and prospectus dated July 17, 2017 in respect of our equity distribution agreement dated November 27, 2013 and our related at-the-market program. No changes are being made to the equity distribution agreement as of the date of this prospectus supplement. If we seek to offer and sell common shares thereunder, we will file another prospectus supplement prior to making such additional offers and sales.

Prospectus Supplement dated March 13, 2018